REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Brooklyn Union Gas Company:

We have audited the accompanying Consolidated Balance Sheet and Consolidated Statement of Capitalization of The Brooklyn Union Gas Company (a New York corporation) and subsidiaries as of September 30, 1996 and 1995, and the related Consolidated Statements of Income, Retained Earnings and Cash Flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position and capitalization of The Brooklyn Union Gas Company and subsidiaries as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.


/S/ ARTHUR ANDERSEN LLP


October 23, 1996
New York, New York

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS FOR FINANCIAL STATEMENT PRESENTATION

PRINCIPLES OF CONSOLIDATION

The Consolidated Financial Statements reflect the accounts of the Company and its subsidiaries. All significant intercompany transactions are eliminated. All other adjustments are of a normal, recurring nature and certain reclassifications have been made to amounts in prior periods to conform them with the current period presentation.

      Further, the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UTILITY GAS PROPERTY -
DEPRECIATION AND MAINTENANCE

Utility gas property is stated at original cost of construction, which includes allocations of overheads and taxes and an allowance for funds used during construction.

      Depreciation is provided on a straight-line basis in amounts equivalent to composite rates on average depreciable property of 3.4% in 1996 and 1995, and 3.3% in 1994.

      The cost of property retired, plus the cost of removal less salvage, is charged to accumulated depreciation. The cost of repair and minor replacement and renewal of property is charged to maintenance expense.

GAS EXPLORATION AND PRODUCTION PROPERTY - DEPLETION
AND DEPRECIATION

The Company's gas exploration and production subsidiary follows the full cost method of accounting. All productive and nonproductive costs identified with acquisition, exploration and development are capitalized. Provisions for depletion are based on the units-of- production method and, when necessary, include provisions related to the asset ceiling test limitations required by the regulations of the Securities and Exchange Commission. Costs of unevaluated gas and oil properties are excluded from the amortization base until proved reserves are established or an impairment is determined.

      Provisions for depreciation of all other non-utility property are computed on a straight-line basis over useful lives of three to fifteen years.

INVESTMENTS IN ENERGY SERVICES

Certain subsidiaries own as their principal assets investments representing ownership interests of 50% or less in energy-related businesses that are accounted for under the equity method.

REVENUES

Utility customers generally are billed bi-monthly on a cycle basis. Revenues include unbilled amounts related to the estimated gas usage that occurred from the last meter reading to the end of each month.

      Revenue requirements to establish utility rates are based on sales to customers. Gas costs are recovered currently in billed firm revenues through the operation of a tariff provision, the Gas Adjustment Clause (GAC). Net revenues from off-system gas sales and tariff gas balancing services and capacity release credits are refunded to firm customers subject to certain limited sharing provisions in the Company's tariff. Prior to October 1, 1996, net revenues from tariff sales for gas and transportation services to on-system customers made on an interruptible basis were refunded to firm customers subject to sharing provisions. The GAC provision requires an annual reconciliation of recoverable gas costs and GAC revenues. Any difference is deferred pending recovery from or refund to firm customers during a subsequent twelve-month period.


DERIVATIVE FINANCIAL INSTRUMENTS

The Company and THEC use derivative financial instruments primarily to hedge exposures in cash flows due to fluctuations in the price of natural gas and fuel oil, which in certain markets may strongly influence the Company's selling price for natural gas. Gains and losses on these instruments are recognized concurrently with the recognition of the related physical transactions.

The Company regularly assesses the relationship between natural gas commodity prices in "cash" and futures markets. The correlation between prices in these markets has been well within a range generally deemed to be acceptable. If correlation were not to remain in an acceptable range, the Company would account for its financial instrument positions as trading activities.

FEDERAL INCOME TAX

Prior to the  adoption  in 1994 of  SFAS-109,  "Accounting  for  Income  Taxes",
pursuant to PSC policy, deferred taxes were not provided for certain construction costs incurred before fiscal 1988 and for bases differences related to differences between tax and book depreciation methods. In accordance with SFAS-109, the Company recorded a regulatory asset for the net cumulative effect of having to provide deferred Federal income tax expense on all differences between the tax and book bases of assets and liabilities at the current tax rate.

      Investment tax credits, which were available prior to the Tax Reform Act of 1986, were deferred in operating expense and are amortized as a reduction of Federal income tax in other income over the estimated life of the related property.

REGULATORY ASSETS

The Company is subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation". Regulatory assets arise from the allocation of costs and revenues to accounting periods for utility ratemaking purposes differently from bases generally applied by nonregulated companies. Regulatory assets are recognized in accordance with SFAS-71. With the exception of net tax regulatory assets all other significant assets and liabilities created by the ratemaking process, including the $33.2 million recorded for environmental remediation costs as of September 30, 1995, have been reflected in utility rates pursuant to the agreement approved by the PSC in its September 25, 1996 holding company order. Accordingly, at September 30, 1996 the Company had only a net tax regulatory asset of $74,885,000 compared to a regulatory asset of $109,636,000 related to taxes and environmental costs at September 30, 1995.

      In the event that it were no longer subject to the provisions of SFAS-71, the Company estimates that the write-off of this net regulatory tax asset could result in a charge to net income of approximately $48,675,000 which would be classified as an extraordinary item.

SUBSIDIARY COMMON STOCK ISSUANCES TO THIRD PARTIES

      The Company follows an accounting policy of income statement recognition for parent company gains or losses from issuances of stock by subsidiaries.

RESEARCH AND DEVELOPMENT COSTS

      All research and development costs are expensed as incurred. For the years ended September 30, 1996, 1995 and 1994, these costs were $12.8 million, $11.9 million and $11.9 million, respectively.

    CONSOLIDATED STATEMENT OF INCOME

    =====================================================================================
    For the Year Ended September 30,                      1996          1995         1994
    =====================================================================================
                                                               (Thousands of Dollars)
    Operating Revenues
       Utility sales                                   $ 1,351,821   $1,152,331   $1,279,638
    Gas production and other                                80,181       63,953       58,992
    ----------------------------------------------------------------------------------------
                                                         1,432,002    1,216,284    1,338,630
    ----------------------------------------------------------------------------------------
    Operating Expenses
       Cost of gas                                         610,053      446,559      560,657
       Operation and maintenance                           428,977      385,654      384,734
       Depreciation and depletion                           79,610       72,020       69,611
       General taxes                                       143,296      134,718      150,743
       Federal income tax (See Note 1)                      39,508       41,989       40,556
    ----------------------------------------------------------------------------------------
    Operating Income                                       130,558      135,344      132,329
    Other Income
        Income from energy services investments             13,523        9,458        5,689
        Gain on sale of investment in Canadian plant        16,160          -            -
        Gain on sale of subsidiary stock (See Note 3)       35,437          -            -
        Other, net                                          (1,188)         151          700
        Federal income tax (See Note 1)                    (19,861)         (51)        (142)
    -----------------------------------------------------------------------------------------
    Income Before Interest Charges                         174,629      144,902      138,576
    Interest Charges
       Long-term debt                                       46,803       47,939       46,900
       Other                                                 4,918        5,128        4,292
    ----------------------------------------------------------------------------------------
    Net Income                                             122,908       91,835       87,384
    Dividends on Preferred Stock                               323          337          351
    ----------------------------------------------------------------------------------------
    Income Available for Common Stock                  $   122,585   $   91,498   $   87,033
    ========================================================================================
    Earnings Per Share of Common Stock
       (Average shares outstanding of 49,365,435,
        48,211,220 and 46,979,597, respectively)       $      2.48   $     1.90   $     1.85
    ========================================================================================

    The accompanying  Summary of Significant  Accounting  Policies and Basis for
    Financial  Statement   Presentation  and  Notes  to  Consolidated  Financial
    Statements are integral parts of these statements.

    CONSOLIDATED STATEMENT OF RETAINED EARNINGS

    =======================================================================================
    For the Year Ended September 30,                         1996         1995         1994
    ---------------------------------------------------------------------------------------
                                                               (Thousands of Dollars)
    Balance at Beginning of Year                       $   303,709   $  279,466   $  255,979
    Income Available for Common Stock                      122,585       91,498       87,033
    ----------------------------------------------------------------------------------------
                                                           426,294      370,964      343,012
    Less:
          Cash dividends declared ($1.42, $1.39 and $1.35
              per common share, respectively)               70,291       67,229       63,652
        Other adjustments                                       30           26         (106)
   -----------------------------------------------------------------------------------------
       Balance at End of Year                          $   355,973   $  303,709   $  279,466
   =========================================================================================
    The accompanying  Summary of Significant  Accounting  Policies and Basis for
    Financial  Statement   Presentation  and  Notes  to  Consolidated  Financial
    Statements are integral parts of these statements.

    ===============================================================================================
    CONSOLIDATED BALANCE SHEET
    September 30,                                                      1996                  1995
                                                                          (Thousands of Dollars)
    Assets
    Property
       Utility, at cost                                         $    1,782,440      $     1,690,193
       Accumulated depreciation                                       (429,476)            (393,263)
       Gas exploration and production, at cost (See Note 3)            510,568              353,847
       Accumulated depletion                                          (165,414)            (138,136)
    ------------------------------------------------------------------------------------------------
                                                                     1,698,118            1,512,641
    ------------------------------------------------------------------------------------------------
    Investments in Energy Services (See Note 8)                        115,529              121,023
    ------------------------------------------------------------------------------------------------
    Current Assets
       Cash                                                             18,524               15,992
       Temporary cash investments                                       23,397               24,550
       Accounts receivable                                             172,843              146,018
       Allowance for uncollectible accounts                            (15,616)             (13,730)
       Gas in storage, at average cost                                  91,813               88,810
       Materials and supplies, at average cost                          12,089               13,203
       Prepaid gas costs                                                11,945               15,725
       Other                                                            38,888               19,856
    ------------------------------------------------------------------------------------------------
                                                                       353,883              310,424
    ------------------------------------------------------------------------------------------------
    Deferred Charges                                                   122,073              172,834
    ------------------------------------------------------------------------------------------------
                                                                $    2,289,603      $     2,116,922

    ================================================================================================
    Capitalization and Liabilities
    Capitalization (See accompanying statement and Note 5)
       Common equity                                            $      905,808      $       826,290
       Preferred stock, redeemable                                       6,600                6,900
       Long-term debt                                                  712,013              720,569
    ------------------------------------------------------------------------------------------------
                                                                     1,624,421            1,553,759
    ------------------------------------------------------------------------------------------------
    Current Liabilities
       Accounts payable                                                143,561              103,705
       Dividends payable                                                18,229               17,536
       Taxes accrued                                                    10,905                3,635
       Customer deposits                                                21,881               22,252
       Customer budget plan credits                                      8,892               24,790
       Interest accrued and other                                       37,244               39,438
    ------------------------------------------------------------------------------------------------
                                                                       240,712              211,356
    ------------------------------------------------------------------------------------------------
    Deferred Credits and Other Liabilities
       Federal income tax                                              282,041              247,882
       Unamortized investment tax credits                               20,007               20,948
       Other                                                            43,573               82,977
    ------------------------------------------------------------------------------------------------
                                                                       345,621              351,807
    ------------------------------------------------------------------------------------------------
    Minority Interest in Subsidiary Company (See Note 3)                78,849                  -
    ------------------------------------------------------------------------------------------------
                                                                $    2,289,603      $     2,116,922
    ================================================================================================
    The accompanying  Summary of Significant  Accounting  Policies and Basis for
    Financial  Statement   Presentation  and  Notes  to  Consolidated  Financial
    Statements are integral parts of these statements.

    CONSOLIDATED STATEMENT OF CAPITALIZATION

    =========================================================================================
    September 30,                                                        1996          1995
    -----------------------------------------------------------------------------------------
                                                                       (Thousands of Dollars)

    Common Equity
    Common stock, $.33 1/3 par value, authorized 70,000,000 shares;  outstanding
        49,857,448 and 48,788,320 shares,
        respectively                                                $    549,835  $    522,581
    Retained earnings (See accompanying statement)                       355,973       303,709
    ------------------------------------------------------------------------------------------
                                                                         905,808       826,290
    ------------------------------------------------------------------------------------------
    Preferred Stock, Redeemable
      $100 par value, cumulative, authorized 900,000 shares
        4.60% Series B, 69,000 and 72,000 shares outstanding, respectively 6,900         7,200
         Less: Current sinking fund requirements                             300           300
    ------------------------------------------------------------------------------------------
                                                                           6,600         6,900
    ------------------------------------------------------------------------------------------
     Long-term Debt
      Gas facilities revenue bonds (issued through New York
        State Energy Research and Development Authority)
        9% Series 1985A due May 2015                                         -          98,500
        8 3/4% Series 1985 due July 2015                                     -          55,000
        6.368% Series 1993A and Series 1993B due April 2020               75,000        75,000
        7 1/8% Series 1985 I due December 2020                            62,500        62,500
        7% Series 1985 II due December 2020                               62,500        62,500
        5.5% Series 1996 due January 2021                                153,500           -
        6.75% Series 1989A due February 2024                              45,000        45,000
        6.75% Series 1989B due February 2024                              45,000        45,000
        5.6% Series 1993C due June 2025                                   55,000        55,000
        6.95% Series 1991A and Series 1991B due July 2026                100,000       100,000
        5.635% Series 1993D-1 and Series 1993D-2 due July 2026            50,000        50,000
     -----------------------------------------------------------------------------------------
                                                                         648,500       648,500
      Unamortized premium - Long-term debt                                (1,489)          -
      Subsidiary borrowings                                               65,002        72,069
     -----------------------------------------------------------------------------------------
                                                                         712,013       720,569
     -----------------------------------------------------------------------------------------
                                                                    $  1,624,421  $  1,553,759
     =========================================================================================

       The accompanying Summary of Significant Accounting Policies and Basis for
    Financial  Statement   Presentation  and  Notes  to  Consolidated  Financial
    Statements are integral parts of these statements.

 CONSOLIDATED STATEMENT OF CASH FLOWS

 ==============================================================================================================
 For the Year Ended September 30,                                          1996           1995             1994
 --------------------------------------------------------------------------------------------------------------
                                                                             (Thousands of Dollars)
 CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                       $   122,908     $    91,835     $    87,384
    Adjustments to reconcile net income
         to net cash provided by operating activities:
      Depreciation and depletion                                          83,006          77,696          75,386
      Deferred Federal income tax                                         25,985          11,037          10,897
      Gain on sale of investment in Canadian operations                  (16,160)            -               -
      Gain on sale of subsidiary stock                                   (35,437)            -               -
      Income from energy services investments                            (13,523)         (9,458)         (5,689)
      Dividends received from energy services investments                 11,031           3,595           4,392
      Change in accounts receivable, net                                 (24,939)         44,712          31,906
      Change in accounts payable                                          39,856         (29,283)        (34,121)
      Gas inventory and prepayments                                          777           6,208           5,498
     Other                                                                 8,863          14,439          18,474
 ---------------------------------------------------------------------------------------------------------------
   Cash provided by operating activities                                 202,367         210,781         194,127
 ---------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES
      Sale of common stock                                                27,407          27,974          29,828
      Proceeds from sale of subsidiary stock                             101,041             -               -
      Common stock proceeds receivable                                       -               -            44,910
      Issuance of long-term debt                                         153,500          19,192          12,077
      Repayments of long-term debt and preferred stock                  (160,867)           (300)           (300)
      Dividends paid                                                     (70,614)        (67,566)        (64,003)
 ----------------------------------------------------------------------------------------------------------------
   Cash provided by (used for)financing activities                        50,467         (20,700)         22,512
 ----------------------------------------------------------------------------------------------------------------
   CASH FLOWS FROM INVESTING ACTIVITIES
       Capital expenditures (excluding allowance
        for equity funds used during construction)                      (301,307)       (212,732)       (197,496)
       Proceeds from sale of investment in Canadian plant                 26,938             -            11,691
       Partnership distribution 1996 and other                            22,914           9,702           1,398
 ----------------------------------------------------------------------------------------------------------------
   Cash used in investing activities                                    (251,455)       (203,030)       (184,407)
 ----------------------------------------------------------------------------------------------------------------
   Change in Cash and Temporary Cash Investments                           1,379         (12,949)         32,232
   Cash and Temporary Cash Investments at Beginning of Year               40,542          53,491          21,259
 ----------------------------------------------------------------------------------------------------------------
   Cash and Temporary Cash Investments at End of Year                $    41,921     $    40,542     $    53,491
 ================================================================================================================
Temporary cash investments are short-term  marketable  securities purchased with maturities of three months or less that are carried at cost which  approximates their fair value.
      Supplemental disclosures of cash flows
      Income taxes                                                   $    37,053     $    36,000     $    36,900
      Interest                                                       $    53,210     $    53,047     $    50,872
 ================================================================================================================
   The  accompanying  Summary of Significant  Accounting  Policies and Basis for
    Financial  Statement   Presentation  and  Notes  to  Consolidated  Financial
    Statements are integral parts of these statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  FEDERAL INCOME TAX
Income tax  expense  (benefit)  is  reflected  as  follows  in the  Consolidated
Statement of Income:

YEAR ENDED SEPTEMBER 30,         1996      1995      1994
---------------------------------------------------------
                                  (Thousands of Dollars)
OPERATING EXPENSES
   Current                     $ 27,766 $ 31,676   $ 38,403
   DEFERRED                      11,742   10,313      2,153
-----------------------------------------------------------
                                 39,508   41,989     40,556
-----------------------------------------------------------
OTHER INCOME
   Current                        6,559      379     (7,528)
   Deferred                      14,243      724      8,744
   Amortization of investment
     TAX CREDITS                   (941)  (1,052)    (1,074)
------------------------------------------------------------
                                 19,861       51        142
-----------------------------------------------------------

TOTAL FEDERAL INCOME TAX       $ 59,369 $ 42,040   $ 40,698
-----------------------------------------------------------

The components of the Company's net deferred income tax liability reflected as Deferred Credits and Other Liabilities - Federal income tax in the Consolidated Balance Sheet are as follows:

SEPTEMBER 30,                          1996          1995
---------------------------------------------------------
                                     (Thousands of Dollars)
Utility property                   $ 176,565     $ 180,708
Gas production and other property     69,488        49,402
Net tax regulatory asset              26,210        28,214
OTHER                                  9,778       (10,442)
NET DEFERRED INCOME TAX LIABILITY  $ 282,041     $ 247,882

The following is a reconciliation between reported income tax and tax computed at the statutory rate of 35%:

YEAR ENDED SEPTEMBER 30,          1996      1995      1994
----------------------------------------------------------
                                   (Thousands of Dollars)
Computed at statutory rate     $ 63,797  $ 46,856  $ 44,828
Adjustments related to:
  Gas production tax credits     (1,962)   (2,730)   (1,303)
  Nontaxable interest income       (678)     (870)     (556)
  Amortization of investment
   tax credits                     (941)   (1,052)   (1,074)
  OTHER, NET                       (847)     (164)   (1,197)
------------------------------------------------------------
TOTAL FEDERAL INCOME TAX       $ 59,369  $ 42,040  $ 40,698
-----------------------------------------------------------
EFFECTIVE INCOME TAX RATE           33%       31%       32%
-----------------------------------------------------------

2.  POSTRETIREMENT BENEFITS
A. PENSION: The Company has a noncontributory defined benefit pension plan covering substantially all employees. Benefits are based on years of service and compensation. The Company's funding policy for pensions is in accordance with requirements of Federal law and regulations. There were no pension contributions in 1996, 1995 and 1994. Special retirement programs were initiated in 1995 and 1994.

The calculation of net periodic pension cost follows:

YEAR ENDED SEPTEMBER 30,       1996       1995       1994
---------------------------------------------------------
                                 (Thousands of Dollars)
Service cost, benefits earned
  during the year             $ 15,160   $ 11,533  $ 15,100
SPECIAL RETIREMENT CHARGE         -         5,416     8,465
-----------------------------------------------------------
                                15,160     16,949    23,565
-----------------------------------------------------------

Interest cost on projected
  benefit obligation            37,128     35,128    29,511
Return on plan assets          (78,930)   (82,626)  (12,430)
NET AMORTIZATION AND DEFERRAL   31,745     34,786   (32,798)
------------------------------------------------------------
TOTAL PENSION COST            $  5,103   $  4,237  $  7,848
-----------------------------------------------------------

The following table sets forth the plan's funded status and amounts recognized in the Company's Consolidated Balance Sheet. Plan assets principally are investment grade common stock and fixed income securities:

SEPTEMBER 30,                     1996             1995
-------------------------------------------------------
                                  (Thousands of Dollars)
Actuarial present value of
  benefit obligations:

 Vested                           $(414,988)     $(401,159)

 Accumulated                      $(439,278)     $(423,434)

 Projected                        $(563,852)     $(545,825)

PLAN ASSETS AT FAIR VALUE         $ 608,080      $ 555,906
----------------------------------------------------------

Plan assets in excess of
  projected benefit obligation    $  44,228      $  10,081

Unrecognized net loss (gain)
  from past experience different
  from that assumed and from
  changes in assumptions            (32,755)        10,880

Unrecognized transition asset       (27,914)       (32,566)

ACCRUED PENSION LIABILITY         $ (16,441)     $ (11,605)
-----------------------------------------------------------
Assumptions:
 Obligation discount                   7.25%          7.00%
 Asset return                          7.75%          7.50%
 Average annual increase
  IN COMPENSATION                      5.50%          5.50%
-----------------------------------------------------------

B. OTHER - RETIREE HEALTH CARE AND LIFE INSURANCE: The Company sponsors noncontributory defined benefit plans under which it provides certain health care and life insurance benefits for retired employees. The Company has been funding a portion of future benefits over employees' active service lives through a Voluntary Employee Beneficiary Association (VEBA) trust. Contributions to VEBA trusts are tax deductible, subject to limitations contained in the Internal Revenue Code. The Company's policy is to fund the cost of postretirement benefits in a tax effective manner as part of its overall strategy to manage the costs of its benefit programs for employees.

Net  periodic   other   postretirement   benefit  cost  included  the  following
components:

YEAR ENDED SEPTEMBER 30,               1996          1995
---------------------------------------------------------
                                     (Thousands of Dollars)
Service cost, benefits earned
 during the year                     $ 3,178      $ 2,590
Interest cost on accumulated
 postretirement benefit obligation    10,673        9,958
Return on plan assets                 (9,382)      (6,746)
Net amortization and deferral         10,961        6,752

OTHER POSTRETIREMENT BENEFIT COST    $15,430      $12,554

The following table sets forth the plans' funded status, reconciled with amounts recognized in the Company's Consolidated Balance Sheet:

SEPTEMBER 30,                           1996         1995
---------------------------------------------------------
                                     (Thousands of Dollars)
Actuarial present value of accumulated
 postretirement benefit obligation
   Retirees                           $ (88,278)  $ (87,022)
   Fully eligible active plan
    participants                         (18,271)    (10,980)
  OTHER ACTIVE PLAN PARTICIPANTS         (63,762)    (56,157)
                                       $(170,311)  $(154,159)
Plan assets at fair value, primarily
 STOCKS AND BONDS                      $  93,452   $  72,638
------------------------------------------------------------
Accumulated postretirement benefit
 obligation in excess of plan assets   $ (76,859)  $ (81,521)
Unrecognized net loss from past
 experience different from that assumed
 and from changes in assumptions          29,285      25,345
UNRECOGNIZED TRANSITION OBLIGATION        64,015      67,781

PREPAID OTHER POSTRETIREMENT BENEFIT   $  16,441   $  11,605
------------------------------------------------------------
Assumptions:
 Obligation discount                       7.25%       7.00%
 ASSET RETURN                              7.75%       7.50%

The measurement also assumes a health care cost trend rate of 8.5% annually decreasing to 5.0% by the year 2007 and remaining at that level thereafter. A 1.0% increase in the health care cost trend rate would have the effect of increasing the accumulated postretirement benefit obligation as of September 30, 1996 and the net periodic SFAS-106 expense by approximately $23,825,000 and $1,935,000, respectively.

3. THE HOUSTON EXPLORATION COMPANY (THEC) Certain former employees of Fuel Resources Inc., the subsidiary of the Company that previously owned certain onshore natural gas and oil producing properties and acreage, were entitled to receive remuneration for the increase in the value of these properties should these properties be sold or transferred. These former employees were paid, and a reorganization charge of $12.0 million was recorded in operation and maintenance expense in the accompanying Consolidated Statement of Income as a result of the transfer of these properties to THEC in 1996.

In September, 1996, THEC completed an initial public offering (the IPO) of 7,130,000 shares of its common stock at an offering price of $15.50 per share. The cash proceeds to THEC from the IPO, after deductions for commissions and offering expenses, were $101.0 million and were used to repay a portion of THEC's short-term borrowings incurred as a result of two major acquisitions in 1996 of properties and proved gas reserves for $84.7 million. One of these acquisitions also required THEC to issue, in conjunction with the IPO, 762,387 shares (the number of shares being determined by the IPO price) of its common stock as consideration for the $11.8 million portion of the acquisition's purchase price that was to be funded with THEC's stock.

Further, in September 1996, THEC issued, also in conjunction with the IPO, 145,161 shares of its common stock to its President for certain of his working interests, valued at $2.3 million, in properties owned by THEC. As a result of these three stock issuances, the Company's ownership in THEC was reduced from 100% to approximately 66% and the Company recorded a $35.4 million gain ($23.0 million after tax) in recognition of the net increase in the book value of the Company's investment in THEC.

4.  FIXED OBLIGATIONS
A. LEASES: Lease costs included in operation expense were $13,894,000 in 1996, $14,706,000 in 1995 and $15,547,000 in 1994. The future minimum lease payments under the Company's various leases, all of which are operating leases, are approximately $14,143,000 per year over the next five years and $149,547,000 in the aggregate for years thereafter.

The Company has a lease agreement with a remaining term of 15 years for its corporate headquarters.

B. FIXED CHARGES UNDER FIRM CONTRACTS: The Company has entered into various contracts for gas delivery and supply services. The contracts have remaining terms that cover from one to seventeen years. Certain of these contracts require payment of monthly charges in the aggregate amount of approximately $4.3 million per month in all events and regardless of the level of service available. Such charges are recovered as gas costs.

5.  CAPITALIZATION
A. COMMON AND PREFERRED STOCK: In 1996 and 1995, the Company issued 1,069,128 and 1,198,305 shares of common stock for $27,407,000 and $27,974,000, respectively, under the Dividend Reinvestment and Stock Purchase Plan, the Discount Stock Purchase Plan for Employees, and the Employee Savings Plan. At September 30, 1996, 2,355,942 unissued shares of common stock were reserved for issuance under these plans. Other changes to common stock reflect the amortization of premiums paid on preferred stock redeemed in prior years which were deferred in order to reflect the ratemaking treatment. Annual amortization was approximately $155,000 in each of the past two years.

The 4.60% Series B preferred stock is subject to an annual sinking fund requirement of 3,000 shares at par value.

B. GAS FACILITIES REVENUE BONDS AND OTHER: The Company can issue tax-exempt bonds through the New York State Energy Research and Development Authority. Whenever bonds are issued for new gas facilities projects, proceeds are deposited in trust and subsequently withdrawn by the Company to finance qualified expenditures.

There are no sinking fund requirements for any Gas Facilities Revenue Bonds. The Company's 7 1/8% Series 1985 I and 7% Series 1985 II Gas Facilities Revenue Bonds became callable on December 1, 1996, at the optional redemption price of 102% of par value plus accrued interest. The Company is seeking authorization of government agencies for the call and refunding of these bond issues.

C. OTHER LONG-TERM DEBT: THEC has a $150 million unsecured line of credit which for the most part supports borrowings under a revolving loan agreement. Up to $5 million of this line is available for the issuance of letters of credit to support performance guarantees. This credit facility matures on July 1, 2000. At September 30, 1996, borrowings of $65 million were outstanding under this line of credit and $1.6 million was committed under outstanding letter of credit obligations. Borrowings under this facility bear interest, at THEC's option, at rates indexed at a premium to the Federal Funds rate or LIBOR, or based on the prime rate. The interest rate on this debt was 6.5% per annum at fiscal year-end. Covenants related to this line of credit require the maintenance of certain financial ratios and involve other restrictions regarding cash dividends, the purchase or redemption of stock and the pledging of assets.

6. STOCK OPTIONS AND AWARDS
On November 15, 1995, the Company implemented the Long-Term Performance Incentive Compensation Plan and granted 202,800 nonqualified stock options and 13,000 performance shares to officers. The number of shares of Common Stock reserved for issuance under this Plan is 1,500,000 in the aggregate; however, no more than 750,000 shares will be available for issuance pursuant to the exercise of the stock options.

The stock options were awarded at an exercise price of $27.00 (the fair market value on the grant date). They vest ratably over a three-year period from the grant date with a ten-year exercise period. The stock options were not exercisable as of September 30, 1996. The performance shares granted represent the target number of shares, as defined under the Plan, that will vest at the end of a three-year performance period ending on September 30, 1998. The actual number of performance shares to be earned is contingent upon achieving target levels of total shareholder return in relation to the Standard & Poor's
Utilities Index. The actual awards will range from 0 to 200% of the target number of shares.

In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation". This statement requires companies to either recognize compensation costs attributable to employee stock options (or similar equity instruments) in net income or, in the alternative, provide pro forma footnote disclosure on net income and earnings per share. Implementation of this statement is required in the Company's 1997 fiscal year. The Company does not anticipate that the provisions of this statement will have a material effect on the Company's net income.

7.  FINANCIAL INSTRUMENTS
A. FAIR VALUE OF FINANCIAL INSTRUMENTS: The Company's long-term debt consists primarily of publicly traded Gas Facilities Revenue Bonds, the fair value of which is estimated based on quoted market prices for the same or similar issues. The fair value of these bonds at September 30, 1996 and 1995 was $660,499,600 and $673,408,300, respectively, and the carrying value was $648,500,000 in both years. Subsidiary debt is carried at an amount approximating fair value because its interest rate is based on current market rates.

The fair value of the Company's redeemable preferred stock is estimated based on quoted market prices for similar issues. At September 30, 1996 and 1995, the fair value of this stock was $4,958,300 and $5,228,800, respectively, and the carrying value was $6,600,000 and $6,900,000, respectively.

All other financial instruments included in the Consolidated Balance Sheet are stated at amounts that approximate fair values.

B. DERIVATIVE FINANCIAL INSTRUMENTS: The Company and THEC employ derivative financial instruments - natural gas futures, options and swaps - for the purpose of managing commodity price risk.

The utility tariff applicable to certain large-volume customers permits gas to be sold at prices established monthly within a specified range expressed as a percentage of prevailing alternate fuel oil prices. The Company uses derivatives, primarily futures, to fix profit margins on specified portions of the sales to this market in line with pricing objectives. Implementation of the strategy involves establishment of long (buy) positions in gas futures contracts with offsetting short (sell) positions in oil futures contracts of equivalent energy value that are capped by options over the same time period. The long gas futures position follows, generally within a range of 80% to 120%, the cost of gas to serve this market while the short oil futures position correspondingly replicates, within the same range, the selling price of gas. The Company has developed a strong sense of the relationship between gas and oil prices in the target markets, and the implementation of its strategy has satisfactorily hedged its exposure to the loss of profit margins on the desired portion of anticipated sales.

With respect to natural gas production operations, THEC generally uses swaps and standard New York Mercantile Exchange futures contracts or options to hedge the price risk related to known production plans and capabilities. These instruments include a fixed price/volume and the swaps are structured as both straight and participating swaps. In all cases, THEC pays the other parties the amount by which the floating variable price (settlement price) exceeds the fixed price and receives the amount by which the settlement price is below the fixed price.

Two participating swap contracts covering 1,860,000 and 930,000 Mcf in 1997 and 1998, respectively, are priced at $1.98 and $2.05. The volumes under these two swaps are reduced by 50% in each month where the NYMEX prices for that month exceed the fixed price under the swap contract.

The following table summarizes the notional amounts and related fair values of the Company's derivative financial instrument positions outstanding at September 30, 1996. Fair values are based on quotes for the same or similar instruments. Differences between the notional contract amounts and fair values represent implicit gains on gas contracts representing long positions or losses on oil contracts representing short positions if the instruments were settled at market.
------------------------------------------------------------------

 GAS
TYPE OF      FISCAL YEAR  FIXED PRICE  VOLUME   NOTIONAL    FAIR
INSTRUMENT   OF MATURITY   PER MCF      (MCF)     AMOUNT    VALUE
                                 (in thousands)
Futures contracts 1997   $1.97-$2.39  13,630,000  $30,447  $30,613
Options           1997   $2.30-$3.00   3,020,000  $   -    $   964
Swap contracts    1997   $1.53-$2.09  16,858,000  $32,219  $32,165
                  1998   $1.53-$2.09   4,280,000  $ 8,054  $ 8,166

 OIL
TYPE OF      FISCAL YEAR  FIXED PRICE  VOLUME   NOTIONAL    FAIR
INSTRUMENT   OF MATURITY  PER GALLON  (GALLONS)  AMOUNT    VALUE
                                 (in thousands)
Futures contracts 1997   $0.49-$0.58 122,556,000  $66,297  $81,530
                  1998      $0.52      6,342,000  $ 3,315  $ 3,592
Options           1997   $0.13-$0.22  63,672,000  $   211  $ 1,018
------------------------------------------------------------------

Futures contracts expire and are renewed monthly. As of September 30, 1996, no such contract extended beyond January 1998. Further, swaps contracts are settled monthly and extend through March 1998. Margin deposits with brokers at September 30, 1996 and 1995 amounted to $23,619,000 and $1,662,400, respectively, and are recorded in Other in the current assets section of the balance sheet. Deferred gains (losses) on closed positions were $1,330,000 and ($748,000) at September 30, 1996 and 1995, respectively.

The Company and THEC are exposed to credit risk in the event of nonperformance by counterparties to derivative contracts, as well as nonperformance by the counterparties of the transactions against which they are hedged. The Company believes that the credit risk related to the futures, options and swap contracts is no greater than that associated with the primary contracts which they hedge, as these contracts are with major investment grade financial institutions, and that elimination of the price risk lowers the Company's overall business risk.

8.  INVESTMENT IN IROQUOIS PIPELINE
A Company subsidiary, North East Transmission Co., Inc. (NETCO), owns a 19.4% partnership interest in Iroquois Gas Transmission System, L.P. (Iroquois). Iroquois owns a 375-mile pipeline extending from Canada to the Northeast United States. NETCO's investment in Iroquois was $35.4 million at September 30, 1996.

In 1992 Iroquois was informed that Federal criminal and civil investigations of the construction of certain of its pipeline facilities had been commenced. The investigations were to determine whether Iroquois violated various environmental and other laws in the construction of such facilities. In addition, beginning in late 1993, Iroquois was informed by the Federal Energy Regulatory Commission
(FERC), the Army Corps of Engineers, the U.S. Department of Transportation (DOT) and the New York State Public Service Commission that each of these agencies had also commenced investigations regarding the construction of pipeline facilities.

On May 23, 1996, as part of a comprehensive resolution of these investigations, Iroquois Pipeline Operating Company (IPOC), the operator of the pipeline, pleaded guilty to four felony violations of the Clean Water Act and entered into consent decrees under the Clean Water Act in four federal judicial districts. Although not a named defendant, Iroquois signed the plea agreement and consent decrees and is bound by their terms. Iroquois also entered into a related settlement with the State of New York. Under these various agreements, Iroquois and IPOC agreed to pay $22 million in fines and penalties, agreed to remediate 27 wetlands along the length of the pipeline, and agreed to implement under FERC and DOT orders two ten-year plans to address certain ground stability and pipeline safety concerns. Iroquois also entered into a separate settlement with the FERC. In September 1995, a provision was made in the Company's Consolidated Statement of Income for NETCO's share of the estimated settlement costs. This provision was adequate to account for NETCO's share of the above costs.

9.  ENVIRONMENTAL MATTERS

Historically, the Company, or predecessor entities to the Company, owned or operated several former manufactured gas plant (MGP) sites. These sites have been identified for the New York State Department of Environmental Conservation
(DEC)  for  inclusion  on  appropriate  waste  site   inventories.   In  certain
circumstances, former MGP sites can give rise to environmental cleanup responsibilities for the Company.

Two MGP sites are under active consideration by the Company. One site, which is located on property still owned by the Company, is the former Coney Island MGP facility located in Brooklyn, New York. This site is the subject of continuing interim remedial action under the direction of the U.S. Coast Guard. The Company executed a consent order with the DEC addressing the overall remediation of the Coney Island site in accordance with state law. A schedule of investigative and cleanup activities is being developed, leading to a cleanup over the next several years. The other site currently is owned by the City of New York (City). The Company and the City are discussing a mutual approach to sharing potential environmental responsibility for this site. The Company believes it is likely that, at a minimum, investigative costs will be incurred by the Company with respect to that site.

Based upon the Coney Island site consent order and the estimated costs of investigation of the City site, the Company believes that the minimum cost of MGP-related environmental cleanup will be approximately $34 million, based upon current information, primarily for the Coney Island site. The Company's actual MGP- related costs may be substantially higher, depending upon remediation experience, eventual end use of the sites, and environmental conditions not addressed in the consent order or current investigative plans. Such potential additional costs are not subject to estimation at this time.

As of September 30, 1996, the Company had an unpaid liability of $28.4 million. By order issued February 16, 1995, the PSC approved the Company's July 1993 petition to defer the costs associated with environmental site investigation and remediation incurred in 1993 and thereafter. Recovery of these costs began in fiscal year 1995, and is conditioned upon absence of a PSC determination that such costs have not been reasonably or prudently incurred. In addition, the Company must demonstrate that it has taken all reasonable steps to obtain cost recovery from all available funding sources, including other responsible parties and insurance sources.

Moreover, the rate agreement that became effective on October 1, 1996, described in "Rate and Regulatory Matters" of Management's Discussion and Analysis of Results of Operations and Financial Condition, provides, among other things, that if the total cost of investigating and remediating the Coney Island site plus the cost of investigating the City site varies from the amount originally accrued for these activities, the Company will retain or absorb 10% of the variation. Under the rate agreement, similar ratemaking treatment will be available for any additional accrued liabilities for other MGP sites, should such accrual be required.

NOTE 10.  SUPPLEMENTAL GAS AND OIL DISCLOSURES (Unaudited)

This information includes amounts attributable to a 34% minority interest in THEC at September30, 1996. In addition, gas and oil operations, and reserves, were predominantly located in the United States in all years.

CAPITALIZED COSTS RELATING TO GAS AND OIL PRODUCING ACTIVITIES
---------------------------------------------------------------------------
September 30,                                               1996      1995
----------------------------------------------------------------------------
                                                      (Thousands of Dollars)
Unproved properties not being amortized                  $60,137   $35,082
Properties being amortized-productive and nonproductive  441,024   299,398
---------------------------------------------------------------------------
Total capitalized costs                                  501,161   334,480
Accumulated depletion                                   (160,128) (132,809)
---------------------------------------------------------------------------
  Net capitalized costs                                 $341,033  $201,671
---------------------------------------------------------------------------
At September 30, 1996 and 1995, the Company had an immaterial  deficiency in its asset  ceiling  test;  however,  such  deficiency  was  eliminated by subsequent increases in the price of natural gas.

The following is a break-out of the costs (in thousands of dollars) which are excluded from the amortization calculation as of September 30, 1996, by year of acquisition: 1996-$36,557; 1995-$13,312; and prior years-$10,268. The Company cannot accurately predict when these costs will be included in the amortization base, but it is expected these costs will be evaluated within the next five years.

COSTS INCURRED IN PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT
 ACTIVITIES
-------------------------------------------------------------------
                              1996      1995      1994
-------------------------------------------------------------------
                               (Thousands of Dollars)
Acquisition of properties-
  Unproved properties      $24,577   $10,996   $11,022
  Proved properties         89,828    14,983    28,370
Exploration                 20,828     5,907    18,961
Development                 31,005    37,953     9,781
------------------------------------------------------------------
Total costs incurred      $166,238   $69,839   $68,134
------------------------------------------------------------------


RESULTS OF OPERATIONS FROM GAS AND OIL PRODUCING ACTIVITIES
------------------------------------------------------------------
                                1996      1995       1994
------------------------------------------------------------------
                                 (Thousands of Dollars)
Revenues from gas and oil
  producing activities-
Sales to unaffiliated parties  $50,431   $40,810   $41,185
Sales to affiliates                 -         -      2,023
------------------------------------------------------------------
Revenues                        50,431    40,810    43,208
------------------------------------------------------------------
Production and lifting costs     8,860     5,762     5,360
Depletion                       27,368    22,906    24,978
------------------------------------------------------------------
  Total expenses                36,228    28,668    30,338
------------------------------------------------------------------
Income before taxes             14,203    12,142    12,870
Income taxes                     3,037     1,957     3,306
------------------------------------------------------------------
Results of gas and oil producing
  activities (excluding corporate
  overhead and interest costs) $11,166   $10,185    $9,564
==================================================================

The gas and oil reserves information is based on estimates of proved reserves attributable to the Company's interest as of September 30 for each of the years presented. These estimates principally were prepared by independent petroleum consultants. Proved reserves are estimated quantities of natural gas and crude oil which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

The standardized measure of discounted future net cash flows was prepared by applying year-end prices of gas and oil to the Company's proved reserves, except for those reserves devoted to future production that is hedged. These reserves are priced at their respective hedged amount. The standardized measure does not purport, nor should it be interpreted, to present the fair value of the Company's gas and oil reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

RESERVE QUANTITY INFORMATION
Natural Gas (MMcf)
---------------------------------------------------------------
                                    1996       1995     1994
---------------------------------------------------------------
Proved Reserves-
  Beginning of Year                195,055   142,858   108,847
  Revisions of previous estimates     (354)   13,539    (2,297)
  Extensions and discoveries        13,139    38,985    25,890
  Production                       (26,435)  (21,822)  (22,814)
  Purchases of reserves in place   134,325    21,495    34,931
  Sales of reserves in place        (1,189)     -       (1,699)
---------------------------------------------------------------
Proved Reserves-
  End of Year                      314,541   195,055   142,858
---------------------------------------------------------------
Proved Developed Reserves-
  Beginning of Year                151,594   110,225   100,454
---------------------------------------------------------------
  End of Year                      222,522   151,594   110,225
===============================================================

Crude Oil, Condensate and Natural Gas Liquids (MBbls)
---------------------------------------------------------------
                                      1996      1995      1994
---------------------------------------------------------------
Proved Reserves-
  Beginning of Year                  1,162       807       443
  Revisions of previous estimates     (148)      245      (140)
  Extensions and discoveries           182       155       155
  Production                          (136)     (148)      (96)
  Purchases of reserves in place       294       103       495
  Sales of reserves in place          (106)       -        (50)
---------------------------------------------------------------
Proved Reserves-
  End of Year                        1,248     1,162       807
---------------------------------------------------------------
Proved Developed Reserves-
  Beginning of Year                    974       543       407
---------------------------------------------------------------
  End of Year                        1,040       974       543
---------------------------------------------------------------

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
RELATING TO PROVED GAS AND OIL RESERVES

---------------------------------------------------------------
                                1996      1995
---------------------------------------------------------------

                           (Thousands of Dollars)
Future cash flows           $554,798  $314,627
Future costs-
  Production                 (89,303)  (57,941)
  Development                (60,926)  (29,948)
---------------------------------------------------------------
Future net inflows
  before income tax          404,569   226,738
Future income taxes          (59,623)  (43,705)
---------------------------------------------------------------
Future net cash flows        344,946   183,033
10% discount factor          (85,688)  (49,512)
---------------------------------------------------------------
Standardized measure of
  discounted future net
  cash flows                $259,258  $133,521
---------------------------------------------------------------


CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS FROM PROVED RESERVE QUANTITIES

----------------------------------------------------------------
                                    1996      1995      1994
----------------------------------------------------------------
                                      (Thousands of Dollars)
Standardized measure-
  beginning of year               $133,521  $108,134  $110,406
Sales and transfers, net of
  production costs                 (41,571)  (35,048)  (37,848)
Net change in sales and
  transfer prices, net of
  production costs                  44,719    (2,786)  (25,005)
Extensions and discoveries and
  improved recovery, net of
  related costs                     18,894    28,868    15,536
Changes in estimated future
  development costs                 (4,798)   (2,351)   (1,016)
Development costs incurred
  during the period that reduced
  future development costs          15,056    10,360     6,381
Revisions of quantity estimates     (2,338)   13,858    (2,917)
Accretion of discount               16,880    11,763    12,397
Net change in income taxes          21,026    (7,856)    4,001
Purchases of reserves in place      94,945    15,176    27,561
Sales of reserves in place             -         -      (2,110)
Changes in production rates

  (timing) and other               (37,076)   (6,597)      748
------------------------------------------------------------------
Standardized measure-end
  of year                         $259,258  $133,521  $108,134
------------------------------------------------------------------

AVERAGE SALES PRICES AND PRODUCTION COSTS - PER UNIT
------------------------------------------------------------------
For the year ended September 30,      1996      1995     1994
------------------------------------------------------------------
Average Sales Price*
     Natural Gas ($/MCF)              2.11      1.47      1.97

     Oil, Condensate and Natural
      Gas Liquid ($/Bbl)             19.21     16.92     15.63

Production Cost Per
 Equivalent MCF ($)                    .32       .25       .23
------------------------------------------------------------------

ACREAGE
------------------------------------------------------------------
As of September 30, 1996              GROSS               Net
------------------------------------------------------------------
Producing                           258,798           160,154
Undeveloped                         111,087            88,554
------------------------------------------------------------------

NUMBER OF PRODUCING WELLS
------------------------------------------------------------------
As of September 30, 1996              GROSS             Net
------------------------------------------------------------------
Gas Wells                             1,114             678
Oil Wells                                11               3
------------------------------------------------------------------

DRILLING ACTIVITY (NET)
------------------------------------------------------------------
                          For the year ended September 30,
                      1996             1995               1994
           Pro-                  Pro-              Pro-
           ducing   Dry  Total   ducing Dry Total  ducing Dry Total

Net Develop-
mental Wells  10.1   0.8   10.9   10.0  3.4  13.4   6.6    -   6.6
Net Explora-
tory Wells     2.1   3.4    5.5    1.4  0.4   1.8   2.5   1.2  3.7
-------------------------------------------------------------------

WELLS IN PROCESS
As of September 30, 1996              GROSS             Net
Exploratory                             4.0             1.1
Developmental                           2.0             1.1
-------------------------------------------------------------------

* Represents the cash price received which excludes the effect of any hedging transactions.

SUPPLEMENTARY INFORMATION (UNAUDITED)

QUARTERLY INFORMATION

                  SUMMARY OF QUARTERLY INFORMATION

The following is a table of financial data for each quarter of fiscal 1996 and 1995. The Company's business is influenced by seasonal weather conditions and the timing of approved base utility tariff rate changes. The effect on utility earnings of variations in revenues caused by abnormal weather is largely mitigated by operation of a weather normalization adjustment contained in the Company's tariff.

=========================================================================
                           First       Second      Third       Fourth
                           Quarter     Quarter     Quarter     Quarter
=========================================================================
                           (Thousands of Dollars Except Per Share Data)
1996
  Operating revenues        398,083     595,438     254,311     184,170
  Operating income(loss)     57,400      88,505       5,495     (20,842)(a)
  Gains on sale of subsidiary
    stock and Canadian plant
    (after taxes)               -           -           -        33,539
  Income (loss) applicable
    to common stock          44,624      74,413      (4,561)      8,109
  Per common share:
    Earnings (loss) (b)        0.91        1.51       (0.09)       0.16
    Dividends declared       0.3550      0.3550      0.3550      0.3550
--------------------------------------------------------------------------
1995
  Operating revenues        358,348     481,615     217,696     158,625
  Operating income(loss)     54,580      85,364       5,650     (10,250)
  Income (loss) applicable
    to common stock          42,753      73,555      (6,188)    (18,622)
  Per common share:
    Earnings (loss) (b)        0.90        1.53       (0.13)      (0.38)
    Dividends declared       0.3475      0.3475      0.3475      0.3475
=========================================================================

(a) Includes a subsidiary reorganization charge of $7.8 million after taxes.
(b) Quarterly earnings per share are based on the average number of shares outstanding during the quarter. Because of the increasing number of common shares outstanding in each quarter, the sum of quarterly earnings per share does not equal earnings per share for the year.


                  SUMMARY OF QUARTERLY STOCK INFORMATION

============================================================================
                                    First       Second     Third     Fourth
                                    Quarter     Quarter    Quarter   Quarter
============================================================================
1996
  High                              29 5/8      29 7/8     27 1/2    28 1/8
  Low                               24 5/8      25 3/4     24 7/8    24 7/8
  Close                             29 1/4      26 3/4     27 1/4    27 7/8
  Shares Traded (000)               3,710       3,884      5,121     3,592
----------------------------------------------------------------------------
1995
  High                              25 3/8      24 3/4     26 3/8    26 3/8
  Low                               21 1/2      22         23 3/4    23 1/4
  Close                             22 1/4      24 1/8     26 1/4    24 5/8
  Shares Traded (000)               2,695       3,977      2,543     3,219
============================================================================

             CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated October 23, 1996, covering the consolidated financial statements of The Brooklyn Union Gas Company for the three years ended September 30, 1996, included in this Form 8-K, into The Long Island Lighting Company's previously filed Registration Statement Nos. 33-52963 and 2-87427.


                             /S/ Arthur Andersen LLP

New York, New York
February 20, 1997

February 21, 1997

The Long Island Lighting Company
175 East Old Country Road
Hicksville, New York 11801


Gentlemen:

We are aware that The Long Island Lighting Company has incorporated by reference in its previously filed Registration Statements No. 33-52963 and No. 2-87427, our report dated January 24, 1997, covering the unaudited interim consolidated financial statements for The Brooklyn Union Gas Company as of December 31, 1996, contained in this Form 8-K. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/S/ Arthur Andersen LLP